EXHIBIT 99.1


AMERICAN MEDICAL ALERT CORP. SIGNS LEASE FOR NEW STATE-OF-THE ART COMMUNICATIONS CENTER

OCEANSIDE, N.Y.--(BUSINESS WIRE)--Jan. 17, 2002--American Medical Alert Corp. (Nasdaq:AMAC - news), announced today that it has signed a long-term lease for a new state-of-the art facility that will serve as the Company's central location for all of AMAC's heath care communication services.

Located in Long Island City, New York, this 11,000 sq. ft. facility will support AMAC's H-LINK(TM) service platform, which includes H-LINK OnCall, PERS, Customer Service, Installation and Deployment. This new center will also support the Company's recently announced strategic alliance with Health Hero Network, Inc., which is dedicated to developing and marketing an interactive based monitoring system combining AMAC's emergency response technology with Health Hero's disease management technology platform. This new integrated appliance is expected to enhance adherence to recognized standards of care and to facilitate effective communication between patients, care coordinators, and providers.

Howard M. Siegel, President and CEO of AMAC, commented ``Consolidating all of our health care monitoring services into a new facility achieves two primary objectives for AMAC and its customers. We expect to significantly enhance our ability to provide more intensive health care monitoring with the goal of yielding improved clinical outcomes and reducing the overall cost of home healthcare. We also believe that the Company will benefit from significant efficiencies by consolidating our three facilities into one central location.

By locating its new facility in Long Island City, the Company is also eligible for a number of economic benefit programs offered by the City of New York, including the Relocation Employment Assistance Program (REAP) and the Industrial and Commercial Incentive Program. The Company is currently in the process of submitting the appropriate applications for these economic benefit programs and expects to receive final approval in 2002. These programs are expected to provide the Company with significant tax abatements and credits.

About American Medical Alert Corp.

AMAC is a provider of medical response and 24-hour on-call-monitoring services to assist the healthcare community in providing at-risk patients with instant access to assistance from trained professionals. AMAC is vertically integrated with involvement in all phases of service delivery including product design and development, manufacturing and testing, field service and 24-hour monitoring.


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The H-LINK(TM) service platform has enabled AMAC to begin its transformation from a single product and service line to a comprehensive portfolio of personal health appliances and communication services that meet the growing needs of patients and providers.

This press release contains forward-looking statements that involve a number of risks and uncertainties. Important factors that could cause actual results to differ materially from those indicated by such forward looking statements are set forth in AMAC's filings with the Securities and Exchange Commission (SEC), including AMAC's Annual Report on Form 10-KSB, it's Quarterly Reports on Forms 10-QSB, and other filings and releases. These include uncertainties relating to competition, technological development, government regulation, dependence upon key customers and availability of financing.